UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2016

Landmark Infrastructure Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36735	61-1742322
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

2141 Rosecrans Avenue, Suite 2100

El Segundo, CA 90245

(Address of principal executive office) (Zip Code)

(310) 598-3173

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                                                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                                                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                                                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                                                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2016, Landmark Infrastructure Partners LP, a Delaware limited partnership (the “Partnership,” “we,” or “us”), completed the previously announced acquisition (the “Recurrent Transaction”) of 100% of the equity interests in certain entities that own approximately 4,000 acres of land in California from Recurrent Energy Landco LLC (“Recurrent”), a subsidiary of Canadian Solar Inc., in exchange for cash consideration of approximately $73 million. The purchase price for the Recurrent Transaction was funded with a combination of proceeds from an underwritten public offering of 3,450,000 common units representing limited partner interests in the Partnership and borrowings under the Partnership’s revolving credit facility. The land and related real property interests acquired have been leased to four tenants affiliated with Recurrent who have constructed utility scale solar photovoltaic projects on the sites.  The average remaining lease term of the leases are approximately 34 years (including remaining renewal options).

In connection with the closing of the Recurrent Transaction, Recurrent was granted separate options to repurchase (the “Repurchase Option Agreement”) each of the land and related real property interests (“Land”) sites at the expiration of the term of each applicable lease for such Land sites (i.e., approximately 34 years, including the remaining renewal options), subject to certain terms and conditions.  The repurchase option price for each such Land site is equal to the original allocated purchase price for such Land site, as increased each year by 2%.  The foregoing description of the Repurchase Option Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Repurchase Option Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth under Item 1.01 above is incorporated in this Item 2.01 by reference.

Item 8.01 — Other Events

Publicly traded partnerships are generally taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Our tax counsel is unable to opine that the income generated by the assets we acquired in the Recurrent Transaction will be qualifying income for purposes of the Qualifying Income Exception.  Therefore, we formed a subsidiary, Landmark Infrastructure REIT LLC, a Delaware limited liability company (“REIT Sub”), that we intend will qualify as a real estate investment trust (“REIT”), under the Internal Revenue Code of 1986, as amended (the “Code”), in which we will own and operate these assets.  Distributions from REIT Sub will generally be qualifying income to us for purposes of the Qualifying Income Exception and taxable to unitholders of the Partnership at ordinary income rates. In the future, we may own and operate other assets in REIT Sub.  The following risk factors pertain to REIT Sub.

U.S. Tax Risks Relating to Our REIT Subsidiary

Failure of REIT Sub to qualify, or maintain its qualification, as a REIT would have significant adverse consequences to us and the value of our common units.

REIT Sub intends to elect to be taxed as a REIT commencing with its taxable year ending December 31, 2016. We believe that REIT Sub has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its intended manner of operation will enable it to meet the requirements for qualification and taxation as a REIT. We have not requested and do not plan to request a ruling from the Internal Revenue Service (the “IRS”), or an opinion of counsel, that REIT Sub qualifies as a REIT, and we cannot assure you that it so qualifies. If REIT Sub fails to qualify as a REIT, the funds available for distribution to us for each of the years involved will be substantially reduced because:

•                  REIT Sub would not be allowed a deduction for distributions to us in computing its taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•                  REIT Sub also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•                  unless REIT Sub is entitled to relief under applicable statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified.

Any such corporate tax liability could be substantial and would reduce cash available for, among other things, REIT Sub’s operations and distributions to us. As a result of all these factors, REIT Sub’s failure to maintain its qualification as a REIT also could impair our ability to expand our business and raise capital, and could materially and adversely affect the value of our common units.

Qualification as a REIT involves the application of highly technical and complex provisions of the Code for which there are only limited judicial and administrative interpretations.

The determination of various factual matters and circumstances not entirely within our control may affect our ability to maintain REIT Sub’s qualification as a REIT. In order to maintain its qualification as a REIT, REIT Sub must satisfy a number of requirements, including requirements regarding the ownership of its units, requirements regarding the composition of its assets and a requirement that at least 95% of its gross income in any year must be derived from qualifying sources. The Partnership has not managed a REIT subsidiary before.  If we are not able to maintain compliance with the various REIT qualification requirements, the REIT Sub could, among other things, lose its REIT status.

We currently have no way to prevent concentrations of ownership in our common units that might cause REIT Sub to lose its REIT status.

To maintain REIT status, five or fewer individuals (defined in the Code to include certain entities) may not collectively own 50% or more in value of the equity interests, or units, in REIT Sub during the last half of any taxable year. This is known as the 5/50 Rule.  Also, rent earned by REIT Sub will not qualify under the REIT gross income tests to the extent rent is paid by certain related party tenants.  REIT Sub will initially have a small group of related tenants, so if one or more of those tenants were related party tenants, REIT Sub would fail the REIT gross income tests.  A tenant will be a related party tenant for a given year if REIT Sub owns a 10% or greater interest in such tenant at any time during the year.  Constructive ownership rules set forth in the Code apply to determine whether the 5/50 Rule has been satisfied, and whether REIT Sub has a related party tenant. Since REIT Sub’s common units are currently all owned by us, REIT Sub will be relying on the permitted look-through provisions in the Code to take advantage of the wide ownership of our common units to comply with the 5/50 Rule.  Also, constructive ownership rules in the Code provide that, in some cases, ownership of tenant interests by a holder of our common units may be treated as constructively owned by REIT Sub, and could cause REIT Sub to have a related party tenant.  We have no restrictions on the ownership of our common units which trade in the open market, and we currently do not have plans to amend our partnership agreement to impose any such restrictions. It is therefore possible that we may experience concentrations in our ownership that would cause REIT Sub to violate the 5/50 Rule, or could cause REIT Sub to have a related party tenant and, in either case, jeopardize REIT Sub’s qualification as a REIT.  We also currently have no practical way to monitor ownership in our common units on a real time basis, therefore concentrations of ownership could occur that we do not know about until well after the fact.

REIT Sub’s disposition of its assets may jeopardize its qualification as a REIT, or create additional tax liability for REIT Sub.

To continue to qualify as a REIT, REIT Sub must comply with requirements regarding its assets and its sources of income. If REIT Sub is compelled to dispose of its investments, for example to repay obligations to its lenders, which initially will be us, it may be unable to comply with these requirements, jeopardizing its qualification as a REIT.  In addition, REIT Sub may be subject to a 100% penalty tax on any gain resulting from its sale of assets that are treated as dealer property or inventory.  The possibility of this tax may prevent REIT Sub from selling its assets when it would like to do so.

To maintain its REIT status, REIT Sub may be forced to borrow funds during unfavorable market conditions, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause it to curtail its investment activities and/or to dispose of assets at inopportune times, or make use of consent dividends creating phantom income, which could adversely affect its and our financial condition, results of operations, cash flow and value of our common units.

To qualify as a REIT, REIT Sub generally must distribute to its unitholders at least 90% of its net taxable income each year (excluding any net capital gains), and it will be subject to regular corporate income taxes to the extent that it distributes less than 100% of its net taxable income each year (including any net capital gains). In addition, it will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions it pays in any calendar year are less than the sum of 85% of its ordinary income, 95% of its net capital gains, and 100% of its undistributed income from prior years. To maintain its REIT status and avoid the payment of federal income and excise taxes, it may need to borrow funds to meet the REIT distribution requirements, even if the then-prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from differences in timing between the actual receipt of income and inclusion of income for federal income tax purposes. REIT Sub’s access to third-party sources of capital depends on a number of factors, including the market’s perception of its business and prospects, its current debt levels, and its current and potential future earnings. We cannot assure you that REIT Sub will have access to such capital on favorable terms at the desired times, or at all, which may cause it to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect its and our financial condition, results of operations, cash flow and the value of our common units.  In addition, REIT Sub may make use of “consent dividends” to meet the REIT distribution requirements, which would result in dividend income to us for federal income tax purposes, even though we would not receive a related cash distribution.  Any such consent dividends could create phantom income (i.e., income without commensurate cash) for our common unitholders.

REIT Sub may be subject to adverse legislative or regulatory tax changes that could adversely affect REIT Sub and us.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and REIT Sub could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Even if REIT Sub qualifies as a REIT, it may be subject to tax.

Even if we maintain REIT Sub’s qualification as a REIT for U.S. federal income tax purposes, REIT Sub may be subject to federal, state and local income, property and excise taxes on its income or property and, in certain cases, a 100% penalty tax, in the event it sells property as a dealer.

Item 9.01 Financial Statements and Exhibits.

(a) — (b) Financial Statements of businesses acquired; Pro Forma Financial Information

Pursuant to Item 9.01(a)(4) and Item 9.01(b)(2) of Form 8-K, the Partnership will amend this filing on or before January 16, 2017 to file the financial statements required by 3-14 of Regulation S-X and Article 11 of Regulation S-X.

(d) Exhibits

Exhibit
Number	Description

10.1

Option Agreement for the Purchase and Sale of Real Property by and among RE Astoria Landco LLC, RE Garland Landco LLC, RE Garland A Landco LLC, RE Mustang Landco LLC and Recurrent Energy Landco LLC, dated as of October 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Landmark Infrastructure Partners LP

By: Landmark Infrastructure Partners GP LLC, its general partner

Dated: November 3, 2016	By:	/s/ George P. Doyle
		Name:	George P. Doyle
		Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

10.1

Option Agreement for the Purchase and Sale of Real Property by and among RE Astoria Landco LLC, RE Garland Landco LLC, RE Garland A Landco LLC, RE Mustang Landco LLC and Recurrent Energy Landco LLC, dated as of October 31, 2016.